EXHIBIT 99.1

Positive Early Access to Medicines Scheme (EAMS) Scientific Opinion Awarded to GBT’s Voxelotor for the Treatment of Haemolytic Anaemia Due to Sickle Cell Disease

LONDON, Jan. 27, 2022 (GLOBE NEWSWIRE) -- Global Blood Therapeutics (GBT) today announced that the UK’s Medicines and Healthcare products Regulatory Agency (MHRA) has awarded a positive scientific opinion under the Early Access to Medicines Scheme (EAMS) for voxelotor, an oral once-daily tablet under review by the MHRA for the treatment of haemolytic anaemia due to sickle cell disease (SCD) in adults and paediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide. This positive opinion means that those patients living with SCD and meeting the eligibility criteria can gain early, pre-license access to voxelotor, while the MHRA completes its review of the Marketing Authorisation Application (MAA).

The aim of EAMS is to grant early access to medicines that have received Promising Innovative Medicine (PIM) designation for patients in the UK with life-threatening or seriously debilitating conditions prior to marketing authorisation when there is a clear unmet medical need. Medicines under EAMS that receive marketing authorisation by the MHRA as well as a positive assessment by the National Institute of Health and Care Excellence (NICE) also benefit from accelerated NHS England commissioning.

Following a positive opinion from the Committee for Medicine Products for Human Use (CHMP) recommending the approval of voxelotor in the European Union (EU), GBT submitted an application to the MHRA for a Great Britain Marketing Authorisation using the European Commission (EC) Decision Reliance Procedure. If approved, voxelotor would be the first medicine in Great Britain and Europe that directly inhibits sickle haemoglobin polymerisation, the molecular cause of sickling and destruction of red blood cells in SCD.

SCD is a rare genetic condition that affects approximately 15,000 people in the UK.1 People living with SCD and those closest to them experience a lifelong journey with the disease that touches every aspect of their lives. Patients experience progressive, serious complications and morbidities, including end-organ damage, which lead to decreased quality of life and early mortality.2 Furthermore, economic disadvantages and health inequalities experienced by many patients with SCD can have negative societal impacts in areas such as access to healthcare, education and employment.3-9

“This decision marks a significant milestone for the sickle cell community in the UK,” said Arvind Agrawal, UK Medical Director at GBT. “The EAMS positive scientific opinion is a key step forward to meeting our goal of providing patients in the UK with the first oral treatment option that inhibits red blood cell sickling and has the potential to reduce acute and chronic complications of sickle cell disease. GBT is delighted with the progress to help eligible patients have access to this innovation as soon as possible.”

Voxelotor is currently approved in the United States, under the brand name Oxbryta®, for the treatment of SCD in adults and children 4 years of age and older.10 The Ministry of Health and Prevention (MOHAP) in the United Arab Emirates (UAE) has granted marketing authorisation for voxelotor as an oral treatment for SCD in adults and children 12 years of age and older.

For more information on the GBT Early Access to Medicines Scheme please contact EAMSinquiry@gbt.com.

About Sickle Cell Disease
Sickle cell disease (SCD) affects approximately 15,000 people in the UK,1 an estimated 52,000 people in Europe,11 and millions of people throughout the world, particularly among those whose ancestors are from sub-Saharan Africa.12 It also affects people of Hispanic, South Asian, Southern European and Middle Eastern ancestry.12 SCD is a lifelong inherited rare blood disorder that impacts haemoglobin, a protein carried by red blood cells that delivers oxygen to tissues and organs throughout the body.13 Due to a genetic mutation, individuals with SCD form abnormal haemoglobin known as sickle haemoglobin. Through a process called haemoglobin polymerisation, red blood cells become sickled, crescent-shaped and rigid.2,13-14 The recurrent sickling process causes destruction of the red blood cells and haemolytic anaemia (low haemoglobin due to red blood cell destruction) and blockages in capillaries and small blood vessels, which impede the flow of blood and oxygen delivery throughout the body. The diminished oxygen delivery to tissues and organs can lead to life-threatening complications, including stroke and irreversible organ damage.2,14-16 Complications of SCD begin in early childhood and can include neurocognitive impairment, acute chest syndrome, and overt stroke, among other serious issues.17

About Voxelotor Tablets
Voxelotor is an oral, once-daily therapy that works by increasing haemoglobin’s affinity for oxygen. Since oxygenated sickle haemoglobin does not polymerise, voxelotor inhibits sickle haemoglobin polymerisation and the resultant sickling and destruction of red blood cells leading to haemolysis and haemolytic anaemia, which are pathologies faced by every single person living with sickle cell disease (SCD). Through addressing haemolytic anaemia and improving oxygen delivery throughout the body, GBT believes that voxelotor has the potential to modify the course of SCD. In November 2019, the U.S. Food and Drug Administration (FDA) granted accelerated approval for Oxbryta (voxelotor) tablets for the treatment of SCD in adults and children 12 years of age and older, and in December 2021, the U.S. FDA expanded the approved use of Oxbryta for the treatment of SCD in patients 4 years of age and older.10

In recognition of the critical need for new SCD treatments, voxelotor has been granted Priority Medicines (PRIME) designation from the European Medicines Agency (EMA). Voxelotor was designated by the European Commission (EC) as an orphan medicinal product for the treatment of patients with SCD. In addition, the Medicines and Healthcare products Regulatory Agency (MHRA) in the UK granted voxelotor a Promising Innovative Medicine (PIM) designation.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. (GBT) is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities. Founded in 2011, GBT is delivering on its goal to transform the treatment and care of sickle cell disease (SCD), a lifelong, devastating inherited blood disorder. The company has introduced Oxbryta (voxelotor) tablets and tablets for oral suspension, the first FDA-approved medicine that directly inhibits sickle haemoglobin (HbS) polymerisation, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline programme in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the company’s next generation HbS polymerisation inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. To learn more, please visit www.gbt.com.

References

  Sickle Cell Society. About Sickle Cell. https://www.sicklecellsociety.org/about-sickle-cell/. Accessed January, 2022.
  Kato GJ, et al. Sickle cell disease. Nat Rev Dis Primers. 2018;4:18010
  McClish DK, et al. Health related quality of life in sickle cell patients: the PiSCES project. Health Qual Life Outcomes. 2005;3:50.
  Daniel LC, et al. Lessons Learned From a Randomized Controlled Trial of a Family-Based Intervention to Promote School Functioning for School-Age Children With Sickle Cell Disease. J Pediatr Psychol. 2015;40:1085-1094.
  Dampier C, et al. Health-related quality of life in adults with sickle cell disease (SCD): a report from the Comprehensive Sickle Cell Centers Clinical Trial Consortium. Am J Hematol. 2011;86:203-205.
  Dampier C, et al. Health-related quality of life in children with sickle cell disease: a report from the Comprehensive Sickle Cell Centers Clinical Trial Consortium. Pediatr Blood Cancer. 2010;55:485-494.
  Anie KA, et al. Sickle cell disease: Pain, coping and quality of life in a study of adults in the UK. Br J Health Psychol. 2002;7:331-344.
  Kambasu DM, et al. Health-related quality of life of adolescents with sickle cell disease in sub-Saharan Africa: a cross-sectional study. BMC Hematol. 2019;19:9.
  Lubeck D, et al. Estimated Life Expectancy and Income of Patients With Sickle Cell Disease Compared With Those Without Sickle Cell Disease. JAMA Netw Open. 2019;2:e1915374.
  Oxbryta (voxelotor) tablets prescribing information. South San Francisco, Calif. Global Blood Therapeutics, Inc.; December 2021.
  European Medicines Agency. https://www.ema.europa.eu/en/medicines/human/orphan-designations/eu3182125. Accessed January, 2022.
  Centers for Disease Control and Prevention website. Sickle Cell Disease (SCD). https://www.cdc.gov/ncbddd/sicklecell/data.html. Accessed January, 2022.
  National Heart, Lung, and Blood Institute website. Sickle Cell Disease. https://www.nhlbi.nih.gov/health-topics/sickle-cell-disease. Accessed January, 2022.
  Rees DC, et al. Sickle cell disease. Lancet. 2010;376(9757):2018-2031.
  Kato GJ et al. Intravascular hemolysis and the pathophysiology of sickle cell disease. J Clin Invest. 2017;127:750-760.
  Caboot JB, et al. Hypoxemia in sickle cell disease: significance and management Paediatr Respir Rev. 2014;15(1):17-23.
  Cooper TE et al. Pharmacological interventions for painful sickle cell vaso-occlusive crises in adults. Cochrane Database of Systematic Reviews. 2019.

Contacts:
Claudia Nabaie (media Europe)
+41 79 906 5814
cnabaie@gbt.com